Exhibit 99.1

Antero Resources LLC Revises 2013 Capital Budget and Updates Hedge Position

Denver, Colorado, June 13, 2013—Antero Resources LLC (Antero) today revised its 2013 capital budget and provided a natural gas hedging update.

2013 Capital Budget

Antero’s Board of Directors has approved an 18% increase in the company’s 2013 capital budget to $1.95 billion, including $1.2 billion for drilling and completion, $250 million for leasehold acquisitions and $500 million for midstream infrastructure including the construction of a water pipeline system and gas gathering pipelines and facilities.  The $300 million capital budget increase is comprised of $150 million for midstream infrastructure, $100 million for additional leasehold and $50 million for drilling and completion.  The capital budget excludes acquisitions.  Antero’s capital expenditures totaled $548 million in the first quarter of 2013.

The incremental midstream capital will be used to fund the acceleration of our 80-mile water pipeline system in West Virginia and Ohio and to fund 25 miles of additional low-pressure and high-pressure gas gathering infrastructure in Doddridge County, West Virginia associated with two new third-party compressor stations.  The incremental leasehold capital will be used to fund the acquisition of additional leasehold in the core of the Marcellus and Utica liquids-rich gas shale plays.  The $50 million increase in drilling capital will be used to drill one additional horizontal Utica well, to lengthen planned 2013 Utica laterals as well as to fund the cost of higher working interests in Utica wells, driven by our successful leasing efforts.

All of the $1.2 billion drilling and completion budget is allocated to Antero-operated drilling, and substantially all of the drilling and completion budget is allocated to drilling liquids-rich gas acreage.  Approximately 85% of the drilling and completion budget is allocated to the Marcellus Shale and the remaining 15% is allocated to the Utica Shale.  During 2013, Antero plans to operate an average of 15 drilling rigs in the Marcellus Shale and two drilling rigs in the Utica Shale.

Antero plans to drill approximately 135 horizontal wells in the Marcellus Shale in 2013 as well as 21 horizontal wells in the Utica Shale.  As of May 31, 2013, Antero drilled 51 wells in the Marcellus and six wells in the Utica Shale in 2013.  The Company has 40 wells in the Marcellus and five wells in the Utica Shale that are in various stages of drilling, waiting on completion and completing.  Antero is currently operating 15 drilling rigs in the Marcellus Shale and two drilling rigs in the Utica Shale.

Antero estimates that its water pipeline system will reduce completion costs by up to $600,000 per well.  In addition to well cost savings, Antero expects the water pipeline system to deliver a reliable year-round water supply and to reduce water truck traffic.  Antero estimates that over 30% of its planned 2013 well completions and 90% of its planned 2014 well completions will benefit from the new water pipeline infrastructure.  The 2014 figure represents a 20% increase over the previous 75% estimate due to the acceleration of spending associated with the water pipeline system.

The 2013 capital budget is expected to be funded internally from operating cash flow, through the use of the undrawn capacity under Antero’s bank credit facility and through potential future capital markets transactions.

Commodity Hedges

Antero has hedged 984 Bcfe of future production using fixed price swaps covering the period from April 1, 2013 through December 2018 at an average NYMEX-equivalent price of $4.87 per MMBtu.  Approximately 21% of Antero’s financial hedges are NYMEX hedges and 79% are tied to the Appalachian Basin.  For the NYMEX hedges, Antero physically delivers its hedged natural gas through backhaul firm transportation to Henry Hub, the index for NYMEX pricing, which eliminates basis risk on these NYMEX hedges.  For presentation purposes, basin prices are converted by Antero to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has 11 different counterparties to its hedge contracts, all but one of which are lenders under Antero’s bank credit facility.

The following table summarizes Antero’s hedge positions held as of the date of this release:

	Natural gas equivalent	NYMEX- Equivalent
Calendar Year	MMBtu/day	index price
2013	456,520	$4.71
2014	380,000	$5.22
2015	390,000	$5.39
2016	522,500	$4.99
2017	630,000	$4.38
2018	430,000	$4.78

Antero is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

Cautionary Statements:

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.